Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered to be effective as of July 1, 2005, by and between Integrated Electrical Services, Inc. (hereinafter “IES”), a Delaware corporation, IES Management, L.P. a Texas Limited Partnership, and Herbert R. (“Roddy”) Allen (hereinafter “Consultant”).

RECITALS

Whereas Consultant is an officer and director of IES, as well as an officer and director of subsidiaries of IES (collectively the IES Companies), and has voluntarily resigned his employment and all positions with the IES Companies as of June 30, 2005, and all obligations under his Amended and Restated Employment Agreement effective as of January 30, 2003 have been fulfilled and it has terminated with no further obligations or restrictions applicable to either party as of the date of his resignation, and

Consultant and IES desire to document their agreement in writing, and

Consultant has expertise in the area of IES’ business and is willing to provide consulting services to IES to facilitate the accomplishment of a discrete segment of business, and it is contemplated the Consultant will devote the necessary time in fulfillment of this Agreement, and

IES is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Terms And Scope Of Services

a. This Agreement shall control and govern all work performed by Consultant under subsequent verbal or written orders or agreements for any type of service performed. No subsequent variance from, amendment to or modification of this Agreement shall be binding upon the IES Companies unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by a fully authorized representative of IES Companies.

b. The term of this Agreement and scope of services to be provided hereunder is set forth in “Exhibit A” and as further modified and amended under subsequent written agreements between the parties.

H. Roddy Allen, Consulting Agreement

2. Term; Termination; Rights on Termination. This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue for a period of twelve (12) months. This Agreement may be terminated at any time, with or without cause, by either Party with ten (10) days written notice to the other party.

In the event IES terminates this Agreement during the Term of this Agreement, Consultant shall receive from IES, the monthly Consulting Fee, then in effect for whatever time period is remaining under the Term of this Agreement, the remaining term of health care continuation under COBRA, and transfer of title to his company vehicle.

3. Compensation.

a. Retainer. IES agrees to pay Consultant a retainer fee of $145,000.00 payable within ten (10) business days from the effective date of this contract. The retainer fee is intended to retain and secure the services of the Consultant.

b. Consulting Fee. In consideration of the services to be performed by Consultant, IES agrees to pay Consultant twelve (12) monthly consulting fee payments of $40,000.00 each payable on or before the 15th day of each month during the term of this agreement.

c. Health Care. IES will pay the cost of continuing medical and dental health care coverage for himself and eligible dependents under COBRA for a period of eighteen (18) months.

d. Business Expenses. All travel and out of pocket expenses incurred by Consultant for the benefit of the IES Companies and in the performance of this agreement shall be reimbursed by the Company within ten (10) business days following presentation of valid expense receipts.

e. Company Vehicle. The Consultant will retain the use of his company vehicle for a period of six (6) months from the effective date of this agreement. Thereafter, IES shall transfer title of said vehicle to the Consultant and the Consultant shall be responsible for all imputed tax liability associated with use of the vehicle and the fair market value of the vehicle at the time of transfer.

f. Computer & Cell Phone. The Consultant shall retain his Company laptop, computer accessories, and cell phone.

g. Office. To facilitate performance of duties associated with this Agreement, the Consultant shall be provided an office at H.R. Allen, Inc. located 2675 Rourk Street, Charleston, South Carolina. IES shall not be responsible for or reimburse any other cost associated with providing or maintaining the Consultant’s office, including but not limited to supplies and administrative support.

H. Roddy Allen, Consulting Agreement

4. Taxes. Consultant agrees to accept exclusive liability for the payment of any payroll taxes, contributions for unemployment insurance, old age and survivor’s insurance or annuities, which are based on wages, salaries or other remuneration paid to Consultant; and Consultant agrees to reimburse IES for any of the aforesaid taxes or contributions which by law IES may be required to pay because of Consultant’s failure to pay the same.

Further, the Consultant agrees to accept exclusive liability for the payment of any tax obligation under IRC §409A which are based on wages, salaries, or other remuneration paid to Consultant and Consultant agrees to reimburse IES for any of the aforesaid taxes or contributions which by law IES may be required to pay because of Consultant’s failure to pay the same.

5. Relationship Of The Parties

a. The Consultant as an independent contractor shall perform the services rendered under this Agreement. It is specifically understood and agreed that the manner and means of performing the services required under this Agreement shall be at the sole discretion of the Consultant through use of his independent judgment.

b. The Consultant shall have no authority to bind IES Companies or any of its officers or employees to any agreement or to make managerial or Consultant decisions that are binding on IES Companies. The Consultant shall not be subject to the supervision, direction or control of IES Companies as to the particular means or methods of performing his services. However, the IES Companies shall retain the right to review and inspect at any time any part of the work performed by Consultant to assure compliance with customary standards and specifications.

6. Delivery of Proprietary and Confidential Information. Upon request or when Consultant’s relationship with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Proprietary or Confidential Information.

7. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

H. Roddy Allen, Consulting Agreement

8. Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized officer of IES and IES Management, L.P.

9. Remedy for Breach. Should either Consultant or IES resort to legal proceedings to enforce this Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

10. Laws, Rules, Regulations. Consultant agrees to comply with all laws, rules and regulations where services are being provided, whether federal, state or municipal, which are in effect and applicable to Consultant.

11. Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of Texas and any dispute will be resolved in Harris County, Texas.

12. This Agreement is executed in duplicate originals and is not effective unless signed by both parties.

By Consultant	IES Management L.P.
by IES Residential Group, Inc.,
its General Partner

/s/ H. Roddy Allen H. Roddy Allen	/s/ Robert B. Callahan Robert B. Callahan, Vice President

June 1, 2005 Date	June 1, 2005 Date

By Integrated Electrical Services, Inc.

/s/ David A. Miller David A. Miller, Senior Vice President &
Chief Financial Officer

June 1, 2005 Date

H. Roddy Allen, Consulting Agreement

EXHIBIT “A”

SCOPE OF SERVICES

IES hereby engages Consultant to render, as an independent contractor to:

1.	Consult and facilitate the divestiture of certain Integrated Electrical Services, Inc., subsidiary companies as designated and assigned by IES from time to time.

2.	Consult with subsidiary company management to assess and make recommendations to improve business processes and practices as requested including but not limited to H.R. Allen, Inc.

3.	Identify potential surety providers, negotiate terms and provisions, and otherwise represent IES, as requested, in surety discussions and negotiations in coordination with IES’ designated agent(s).

It is contemplated that the Consultant may not be asked to perform all of the above listed services during the performance of this agreement. At the same time, it is contemplated that the Consultant may be asked to render and perform other valued consulting services on behalf of IES. All services rendered and performance thereof, shall be at the direction of the Chief Executive Officer of IES.